Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Third Avenue Variable Series Trust – Third Avenue Value Portfolio of our report dated February 15, 2019, relating to the financial statements and financial highlights, which appears in Third Avenue Variable Series Trust’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 25, 2019